Exhibit 5.1

[GREENBERG TRAURIG LOGO]

June 16, 2005

Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road
Suite 510
Reston, Virginia 20190

Ladies and Gentlemen:

        Comstock Homebuilding Companies, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (Registration No. 333-125166) (the "Registration Statement") on May 23, 2005, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale by (i) Company of up to 2,255,000 shares (the "Company Shares") of the Company's Class A common stock, $0.01 par value per share (the "Common Stock") and (ii) certain selling stockholders of up to 650,000 shares of Common Stock ("Stockholder Shares", and together with the Company Shares, the "Firm Shares") to be sold by the Company to the underwriters for whom Banc of America Securities LLC and BB&T Capital Markets, a division of Scott and Stringfellow, Inc., are acting as representatives (collectively, the "Underwriters"). The selling stockholders may also sell up to 435,750 shares of Common Stock (the "Option Shares," and together with the Firm Shares, the "Shares") to cover any over-allotments by the Underwriters. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

        In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"):

  (i)
  the Company's amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware (the "Restated Charter");

  (ii)
  the Company's amended and restated bylaws;

  (iii)
  resolutions of the board of directors of the Company;

  (iv)
  the Registration Statement and exhibits thereto; and

  (v)
  such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

        In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

        Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that, the Shares are duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

        The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof, as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP GREENBERG TRAURIG, LLP